Exhibit 99.1

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                 Edge Petroleum Second Quarter Operations Report

      HOUSTON, July 14 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) announced today the results of its second quarter operations and provided an update on future operations. Ten wells were logged during the quarter. Eight wells were successfully completed and two were dry holes, for a success rate for the quarter of 80%. Year to date, Edge has drilled 17 wells with three dry holes for a combined success rate of 82%.
      Edge reported a June 30, 2003 production exit rate of approximately 22 MMcfe per day and estimated total production for the quarter of 1,755 MMcfe, an increase of 16% over the previous quarter, and the third straight quarter of increased production. In Edge's O'Connor Ranch East project area, four wells were drilled during the second quarter, bringing the total wells drilled in this project since inception in the fourth quarter of 2002 to ten. One dry hole has been drilled out of the 10 total wells. Since quarter-end, Edge has drilled one additional successful well and has plans to drill an additional one to three wells in this program.
      Four wells were drilled successfully in the Encinitas development program, three of which were undergoing completion operations at quarter end. Edge has an overriding royalty interest in two of the four wells and a non-operated working interest ranging from 5.6% to 22.5% in the other wells. Edge currently plans to drill at least three more wells in this area during the second half of 2003, each with a 22.5% working interest.
      In Edge's Gato Creek Field in the Lobo trend, one development well was drilled and put on initial production during the quarter and subsequent to the end of the quarter another well reached total depth and was logged with apparent pay. The Edge Lundell Ranch #12 (Edge operated, 72.5% W.I.) well logged an apparent 98 feet of pay in the Lobo section. Initial production from the lowermost section has been established and fracture stimulation operations on two additional zones are scheduled over the next two weeks. The second well, the Lundell Ranch #16 (Edge operated, 96.7% W.I.) was logged with 45 feet of apparent pay subsequent to quarter end and is expected to commence production before the end of July. Edge's Lundell Ranch #15 (Edge operated, 96.7% W.I.) is expected to spud within a week. Edge expects to drill one to two additional wells in this development program before the end of 2003.
      In Montana, at Edge's Bayhorse project, a rig has been contracted to commence a multi-well drilling program. The rig is currently working for a third party in the Williston Basin of North Dakota and is expected to arrive in late August.
      John W. Elias, Edge's Chairman, CEO and President, commented on the quarter noting, "Our drilling pace has accelerated with good success, which has generated additional follow-up potential and we now expect to drill 25 to 30 wells this year, an increase over our previous estimates. I expect our July production exit rate will exceed 24 MMcfe per day as a result of the recent wells. In addition, the wells expected to be drilled in the second half of 2003 have higher average expected reserve and production volume targets, which should assist our plan of continuing to grow sequential production volumes, allowing us to meet or exceed our production growth targets. The delay in obtaining a rig for our Bayhorse project is a disappointment but reflects the tightness of rigs in the Rockies. However, we have been able to fill in our drilling schedule with other Gulf Coast activity during this period."
      Edge Petroleum is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.

      The information presented herein may contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of production, reserves, competition, government regulation and the ability of the company to meet its stated business goals. Additional information concerning factors that could cause actual results to differ is contained in the Company's SEC filings.